Exhibit 99.1

Tabula Rasa HealthCare Announces Fourth Quarter and Full Year 2017 Operating Results

2017 Revenue of $134.5 million, growth of 43%; 4Q 2017 Revenue of $43.9 million, growth of 61%

Provides initial 2018 financial outlook

MOORESTOWN, N.J., March 12, 2018 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ: TRHC), a healthcare technology company optimizing medication safety by deploying new medication risk mitigation digital software solutions and novel, proprietary medication decision support tools, today announced its financial results for the fourth quarter and full year ended December 31, 2017 and provided its 2018 financial outlook.

“This was an exciting year for Tabula Rasa and we completed the year with another strong quarter in which both our revenue and Adjusted EBITDA results exceeded our guidance,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer. “Throughout 2017, we expanded our leadership position in the PACE market, we made meaningful progress in the health plan and at-risk provider markets, and our integration of SinfoníaRx has progressed nicely as we continue to capitalize on abundant cross-selling opportunities and synergies.”

Dr. Knowlton continued, “Taking a look at the bigger picture, we’ve seen very promising trends from the healthcare industry and Washington as awareness of the risks associated with adverse drug events and benefits that can be achieved through targeted, personalized, effective treatment regimens increases. More specifically, our Medication Risk Mitigation™ platform directly addresses the rising epidemic of accidental opioid overdoses. Ultimately, we believe these trends will lead to numerous exciting opportunities and continued momentum for Tabula Rasa in the 2018 fiscal year and beyond.”

Financial Performance for the Three Months Ended December 31, 2017

All comparisons, unless otherwise noted, are to the three months ended December 31, 2016.

•

Total revenue was $43.9 million, an increase of 60.9%. Total revenue included product revenue of $27.1 million, an increase of 31.0%, and service revenue of $16.8 million, an increase of 154.6%. Product revenue increased as a result of a combination of expansion from existing clients and new clients onboarded during the year. The increase in service revenue was driven by the SinfoníaRx acquisition in September of 2017, which contributed $9.5 million and TRHC’s participation in the Enhanced Medication Therapy Management program, sponsored by the Center for Medicare and Medication Innovation, which started on January 1, 2017. Offsetting these increases was approximately $2.5 million of service revenue related to a non-recurring project completed in the fourth quarter of 2016.

•

Gross margin, excluding depreciation and amortization expense, was 32.7% compared to 34.3% in 2016. This quarter showed sequential quarter over quarter growth from the 29.5% gross margin, excluding depreciation and amortization expense, realized in the third quarter of 2017. The year-over-year decrease is primarily related to the fact that the fourth quarter of 2016 was impacted favorably by a non-recurring project. SinfoníaRx, which realized a gross margin, excluding depreciation and amortization expense, of approximately 36.3% represented 21.6% of revenue in the fourth quarter of 2017. TRHC maintains a longer-term gross margin, excluding depreciation and amortization expense, target of 35% to 40%.

•

Non-GAAP Adjusted EBITDA was $7.1 million compared to $4.8 million, an increase of 47.3%. The increase in Non-GAAP Adjusted EBITDA was primarily driven by growth in both the PACE market and health plan market as well as a $1.7 million contribution from the SinfoníaRx acquisition, even after accounting for approximately $300 thousand of start-up costs incurred during the fourth quarter to prepare for the new contracts secured by SinfoníaRx that began January 1, 2018.

•

Non-GAAP Adjusted EBITDA margin was 16.1%, down slightly from 17.5% and was in line with guidance. As previously noted, the fourth quarter of 2016 was impacted favorably by a non-recurring project contributing approximately 2.0% to Adjusted EBITDA margin.

•

Net income of $10.9 million compared to a net loss of $6.0 million in the fourth quarter of 2016. Q4’17 net income was positively impacted by a gain of $7.1 million due to the change in fair value of acquisition-related contingent consideration for SinfoníaRx. The gain resulted from a slight decrease in 2018 forecasted operating results, which reduces the amount of contingent consideration that we expect to pay. The Company is forecasting approximately 40% growth in revenue for SinfoníaRx in 2018. In addition, there remain a number of active opportunities in the pipeline that could have a meaningful impact on 2018.

•

Net income per diluted share was $0.55, compared to net loss per diluted share of $0.39. The net income (loss) per share calculations were based on a diluted share count of 19.9 million for the fourth quarter of 2017, compared to 15.4 million shares for the same period in 2016.

•	Non-GAAP Adjusted net income per diluted share was $0.09, compared to Non-GAAP Adjusted net income per diluted share of $0.10.
•

Cash at the end of the fourth quarter was $10.4 million compared to $5.9 million at September 30, 2017. The increase in cash was due to positive cash flow from operations. TRHC had $39.6 million available under its line of credit at the end of 2017 after paying down drawn amounts under the line of credit with $35 million of proceeds from the follow on offering in December.

Financial Performance for the Twelve Months Ended December 31, 2017

All comparisons, unless otherwise noted, are to the twelve months ended December 31, 2016.

•

Total revenue was $134.5 million, an increase of 43.0%. Excluding the impact of the SinfoníaRx acquisition, TRHC grew revenue by 30.2%. Total revenue included product revenue of $98.5 million, an increase of 24.0%, and service revenue of $36.0 million, an increase of 146.5%.

•

Gross margin, excluding depreciation and amortization expense, was 30.4%, which represented a slight drop from 30.7%. The incremental margin driven by the growth in service revenue, including the impact of the SinfoníaRx acquisition since September 2017, mostly offset the contribution to overall margin generated by the non-recurring project in 2016.

•

Non-GAAP Adjusted EBITDA was $18.3 million compared to $13.6 million, an increase of 34.3%. Non-GAAP Adjusted EBITDA in 2017 was impacted by incremental expenses related to operating as a public company for the full fiscal year of $1.4 million which were not incurred during the first 9 months of 2016.

•	Adjusted EBITDA margin of 13.6% compared to 14.5%. Adjusted EBITDA margin was also impacted by the incremental expenses related to operating as a public company.
•

Net income was $14.3 million compared to a net loss of $6.3 million. Full year 2016 included $6.4 million of expense related to the early extinguishment of debt, $4.5 million of interest expense and $3.5 million of incremental stock-based compensation expense related to restricted stock grants and shares issued in connection with TRHC’s initial public offering. Full year 2017 net income includes incremental stock-based compensation expense of approximately $5.2 million related to restricted stock grants issued in connection with TRHC’s initial public offering, which was fully expensed by May 2017, the partial reversal of the valuation allowance and the impact of significant permanent tax items which resulted in tax benefits of $9.8 million as well as a $6.2 million gain related to the change in fair value of acquisition-related contingent consideration.
•

Net income per diluted share was $0.76 compared to a net loss per diluted share of $0.59. The net income (loss) per share calculations were based on a diluted share count of 18.8 million for the full year 2017 compared to 11.6 million shares a year ago.

•	Non-GAAP Adjusted net income per diluted share was $0.27 compared to non-GAAP Adjusted net income per diluted share of $0.19.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. Non-GAAP results exclude change in fair value of warrant liability, loss on extinguishment of debt, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and adjustments for the partial reversal of the deferred tax asset valuation allowance and recognition of tax windfall benefits. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

First Quarter 2018 Guidance: Revenue for TRHC’s first quarter 2018 is expected to be in the range of $42 million to $43 million. Net loss is expected to be in the range of $1.4 million to $1.9 million. Adjusted EBITDA is expected to be in the range of $4.0 million to $4.5 million. The first quarter guidance is reflective of the seasonality of the SinfoníaRx business, which generally has a lighter first quarter as the business qualifies the members that will be eligible to receive a medication therapy management benefit.

Full Year 2018 Guidance: Revenue for fiscal year 2018 is expected to be in the range of $185 million to $195 million. TRHC expects net income in the range of $2.4 million to $6.4 million. The net income projection for 2018 does not include any tax effects related to the vesting of restricted stock issued at the time of the initial public offering in the second quarter, the amount will be dependent upon TRHC’s stock price on May 31, 2018. Adjusted EBITDA is expected to be in the range of $28.0 million to $32.0 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its fourth quarter and full year 2017 performance today, Monday, March 12, 2018, at 5:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 1999073 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until March 20, 2018 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 1999073.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable health care organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. TRHC provides solutions for a range of payers, providers and other healthcare organizations.  For more information, visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (“GAAP”), TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income (loss) plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, loss on extinguishment of debt, change in fair value of acquisition-related contingent consideration (income) expense, change in fair value of warrant liability, acquisition-related expense, payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income (loss) attributable to common stockholders before accretion of redeemable convertible preferred stock, fair value adjustments related to the remeasurement of warrant liabilities, loss on extinguishment of debt, fair value adjustments for acquisition-related contingent consideration, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items as well as adjustments for tax benefits related to the partial release of our valuation allowance and recognition of tax windfall benefits expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding industry trends and the financial and operating performance of TRHC. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2017, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2017	2016
Assets
Current assets:
Cash	$10,430	$4,345
Accounts receivable, net	17,087	6,646
Inventories	2,795	2,911
Rebates receivable	342	312
Prepaid expenses	2,253	869
Other current assets	702	581
Total current assets	33,609	15,664
Property and equipment, net	9,243	6,409
Software development costs, net	5,001	3,350
Goodwill	74,613	21,686
Intangible assets, net	62,736	25,297
Other assets	788	333
Total assets	$185,990	$72,739
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$921	$674
Acquisition-related consideration payable	—	568
Acquisition-related contingent consideration	1,640	1,493
Accounts payable	16,218	6,115
Accrued expenses and other liabilities	8,988	2,159
Total current liabilities	27,767	11,009
Long-term debt	784	1,072
Long-term acquisition-related contingent consideration	31,789	1,515
Deferred income tax liability	545	832
Other long-term liabilities	2,615	2,205
Total liabilities	63,500	16,633

Stockholders' equity:
Common stock	2	2
Additional paid-in capital	144,074	91,027
Treasury stock	(959)	—
Accumulated deficit	(20,627)	(34,923)
Total stockholders’ equity	122,490	56,106
Total liabilities and stockholders’ equity	$185,990	$72,739

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
Revenue:
Product revenue	$27,132	$20,714	$98,523	$79,446
Service revenue	16,801	6,599	36,023	14,616
Total revenue	43,933	27,313	134,546	94,062
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	20,276	15,798	75,123	59,901
Service cost	9,291	2,141	18,532	5,276
Total cost of revenue, exclusive of depreciation and amortization	29,567	17,939	93,655	65,177
Operating expenses:
Research and development	1,591	933	5,628	3,811
Sales and marketing	1,673	1,349	5,542	3,860
General and administrative	5,084	6,124	21,181	11,886
Change in fair value of acquisition-related contingent consideration (income)	(7,133)	(484)	(6,173)	(338)
Depreciation and amortization	3,782	1,700	9,512	5,115
Total operating expenses	4,997	9,622	35,690	24,334
Income (loss) from operations	9,369	(248)	5,201	4,551
Other (income) expense:
Change in fair value of warrant liability	—	—	—	(639)
Interest expense	361	238	688	4,488
Loss on extinguishment of debt	—	5,015	—	6,411
Total other expense	361	5,253	688	10,260
Income (loss) before income taxes	9,008	(5,501)	4,513	(5,709)
Income tax (benefit) expense	(1,938)	530	(9,783)	541
Net income (loss)	$10,946	$(6,031)	$14,296	$(6,250)
Net income (loss) attributable to common stockholders:
Basic	$10,946	$(6,031)	$14,296	$(3,811)
Diluted	$10,946	$(6,031)	$14,296	$(6,889)
Net income (loss) per share attributable to common stockholders:
Basic	$0.63	$(0.39)	$0.85	$(0.51)
Diluted	$0.55	$(0.39)	$0.76	$(0.59)
Weighted average common shares outstanding:
Basic	17,464,103	15,424,010	16,730,418	7,486,131
Diluted	19,850,332	15,424,010	18,774,374	11,591,210

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$14,296	$(6,250)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,512	5,115
Amortization of deferred financing costs and debt discount	92	1,279
Payment of imputed interest on debt	—	(3,893)
Deferred taxes	(9,911)	498
Stock-based compensation	8,752	4,250
Change in fair value of warrant liability	—	(639)
Change in fair value of acquisition-related contingent consideration	(6,173)	(338)
Change in fair value of acquisition-related consideration	—	55
Loss on extinguishment of debt	—	6,411
Other noncash items	18	—
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(2,132)	(633)
Inventories	116	(607)
Rebates receivable	(30)	752
Prepaid expenses and other current assets	(369)	(929)
Other assets	(187)	1
Accounts payable	1,288	665
Accrued expenses and other liabilities	2,626	(1,168)
Other long-term liabilities	410	2,205
Net cash provided by operating activities	18,308	6,774

Cash flows from investing activities:
Purchases of property and equipment	(3,303)	(3,813)
Software development costs	(3,314)	(1,854)
Purchases of intangible assets	—	(29)
Change in restricted cash	—	200
Acquisition of businesses, net of cash acquired	(34,451)	(5,400)
Net cash used in investing activities	(41,068)	(10,896)

Cash flows from financing activities:
Payments for repurchase of common stock	(959)	—
Proceeds from exercise of stock options	480	153
Payments for employee taxes for shares withheld	(2,123)	—
Payments for debt financing costs	(221)	(1,521)
Repayments of notes payable to related parties	—	(250)
Borrowings on line of credit	35,342	6,000
Repayments of line of credit	(35,342)	(16,000)
Payments of acquisition-related consideration	(600)	(180)
Repayment of note payable related to acquisition	—	(14,337)
Payments of equity offering costs	(365)	(3,346)
Payments of contingent consideration	(1,498)	(1,895)
Proceeds from long-term debt	—	30,000
Repayments of long-term debt	(766)	(47,369)
Proceeds from issuance of common stock, net of underwriting costs	34,897	55,186
Net cash provided by (used in) financing activities	28,845	6,441
Net increase in cash	6,085	2,319
Cash, beginning of period	4,345	2,026
Cash, end of period	$10,430	$4,345

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of net income (loss) to Adjusted EBITDA
Net income (loss)	$10,946	$(6,031)	$14,296	$(6,250)
Add:
Change in fair value of warrant liability	—	—	—	(639)
Interest expense	361	238	688	4,488
Loss on extinguishment of debt	—	5,015	—	6,411
Income tax (benefit) expense	(1,938)	530	(9,783)	541
Depreciation and amortization	3,782	1,700	9,512	5,115
Change in fair value of acquisition-related contingent consideration (income)	(7,133)	(484)	(6,173)	(338)
Change in fair value of acquisition-related consideration expense	—	55	—	55
Acquisition-related expense	66	—	921	—
Payroll tax expense related to stock option exercises	—	—	95	—
Stock-based compensation expense	976	3,769	8,752	4,250
Adjusted EBITDA	$7,060	$4,792	$18,308	$13,633

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net income (loss) per share attributable to common shareholders to Adjusted Diluted EPS
Net income (loss)	$10,946		$(6,031)		$14,296		$(6,250)
Decretion of redeemable convertible preferred stock	—		—		—		2,439
Net income (loss) attributable to common stockholders, basic, and net income (loss) per share attributable to common stockholders, basic	$10,946	$0.63	$(6,031)	$(0.39)	$14,296	$0.85	$(3,811)	$(0.51)
Decretion of redeemable convertible preferred stock	—		—		—		(2,439)
Revaluation of warrant liability, net of tax (1)	—		—		—		(639)
GAAP net income (loss) attributable to common stockholders, diluted, and net income (loss) per share attributable to common stockholders, diluted	$10,946	$0.55	$(6,031)	$(0.39)	$14,296	$0.76	$(6,889)	$(0.59)
Adjustments:
Loss on extinguishment of debt	—		5,015		—		6,411
Change in fair value of acquisition-related contingent consideration (income)	(7,133)		(484)		(6,173)		(338)
Change in fair value of acquisition-related consideration expense	—		55		—		55
Acquisition-related expense	66		—		921		—
Payroll tax expense on stock option exercises	—		—		95		—
Stock-based compensation expense	976		3,769		8,752		4,250
Impact to income taxes (1)	(3,016)		(541)		(12,819)		(972)
Adjusted net income (loss) attributable to common stockholders and Adjusted Diluted EPS	$1,839	$0.09	$1,783	$0.10	$5,072	$0.27	$2,517	$0.19

(1) The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding	17,464,103	15,424,010	16,730,418	7,486,131
Effect of potential dilutive securities:
Weighted average dilutive effect of stock options	1,658,142	—	1,395,687	—
Weighted average dilutive effect of restricted shares	728,087	—	638,938	—
Weighted average dilutive effect of common shares from warrants	—	—	9,331	—
Dilutive effect from preferred stock and preferred stock warrants assuming conversion at beginning of the year	—	—	—	4,105,079
Weighted average shares of common stock outstanding, diluted for GAAP	19,850,332	15,424,010	18,774,374	11,591,210
Adjustments:
Weighted average dilutive effect of stock options (1)	—	1,590,135	—	1,614,815
Weighted average dilutive effect of common shares from stock warrants (1)	—	58,663	—	206,614
Weighted average dilutive effect of restricted stock (1)	—	171,073	—	43,294
Dilutive effect from preferred stock and preferred stock warrants assuming conversion (2)	—	176,142	—	—
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	19,850,332	17,420,023	18,774,374	13,455,933

(1)

In computing Adjusted Diluted EPS, these common shares were excluded from the calculation of Adjusted Diluted EPS for periods with a non-GAAP net loss because including them would have had an anti-dilutive effect.

(2)

In computing Adjusted Diluted EPS, net income attributable to common stockholders was adjusted to eliminate the effects of outstanding preferred stock and preferred stock warrants. As such, the weighted average share amounts of these potentially dilutive securities were included in the computation of diluted net loss per share attributable to common stockholders for the respective periods presented.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended March 31, 2018		Year Ended December 31, 2018
Reconciliation from Net Income (Loss) Guidance to Adjusted EBITDA Guidance
Net income	$(1.9)	$(1.4)	$2.4	$6.4
Add:
Interest expense	0.1	0.1	0.4	0.4
Income tax benefit	(0.3)	(0.3)	1.4	1.4
Depreciation and amortization	4.0	4.0	15.4	15.4
Stock-based compensation expense	2.1	2.1	8.4	8.4
Adjusted EBITDA	$4.0	$4.5	$28.0	$32.0

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829